Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
TXNM Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Type	Fee Calculation or Carry Forward Rule	Amount Registered (a)	Proposed Maximum Offering Price Per Unit (b)	Maximum Aggregate Offering Price (b)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to be Paid	(1)	Equity	Common Stock, no par value	Rule 457(c)	3,615,003	$56.91	$205,729,821	$153.10 per $1,000,000	$31,498
		Total Offering Amounts					$205,729,821		$31,498
		Total Fees Previously Paid							$0.00
		Total Fees Offsets							$0.00
		Net Fee Due							$31,498

(1)a. Amount represents Shares registered for resale by the Selling Shareholders named in the Registration Statement. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock. b. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of common stock of TXNM Energy, Inc. as reported on the New York Stock Exchange on August 5, 2025, which was $56.91 per share.